Structured Investments Opportunities in International Equities

Free Writing Prospectus

Registration Statement No. 333-277211

October 1, 2025

Filed Pursuant to Rule 433

(To Prospectus dated February 21, 2024,

Prospectus Supplement dated February 21, 2024 and

Equity Index Underlying Supplement dated February 21, 2024)

Market-Linked Securities Based on a Basket Composed of the EURO STOXX 50® Index, the TOPIX® Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index due November 5, 2030

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying free writing prospectus referenced below, prospectus, prospectus supplement and Equity Index Underlying Supplement, and the “Risk Considerations” on the following page, prior to making an investment decision.

INDICATIVE TERMS
Issuer:	HSBC USA Inc. (“HSBC”)
Maturity date*:	November 5, 2030
Basket components:	The EURO STOXX 50® Index (Ticker: "SX5E"), the TOPIX® Index (Ticker: "TPX"), the FTSE® 100 Index (Ticker: "UKX"), the Swiss Market Index (Ticker: "SMI") and the S&P/ASX 200 Index (Ticker: "AS51"). For more information about the basket components, including historical performance information, see the accompanying free writing prospectus.
Basket weightings:	40.00% for the SX5E, 25.00% for the TPX, 17.50% for the UKX, 10.00% for the SMI and 7.50% for the AS51.
Payment at maturity:

For each $1,000 stated principal amount security you hold at maturity:

▪  If the final level is greater than the initial level:

$1,000 + the leveraged upside payment

▪ If the final level is less than or equal to the initial level:

$1,000 (zero return)

All payments on the securities are subject to the credit risk of HSBC.

Leveraged upside payment:	$1,000 x leverage factor x index percent increase
Leverage factor:	At least 122.50% (to be determined on the trade date)
Basket performance:	The sum of the performance values for each of the basket components
Performance value:	With respect to each basket component, the product of (i) basket component return and (ii) weighting for such basket component
Initial level:	Set equal to 100 on the pricing date
Final level:	100 x (1+ basket performance)
Valuation date*:	October 31, 2030
Initial component level:	With respect to each basket component, the official closing level of such basket component on the pricing date, as determined by the calculation agent on the pricing date.
Final component level:	With respect to each basket component, the official closing level of such basket component on the valuation date.
Basket component return:	With respect to each basket component, (final component level – initial component level) / initial component level.
Principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date*:	On or about October 16, 2025
Trade date*:	On or about October 16, 2025
Original issue date*:	On or about October 21, 2025 (3 business days after the trade date)
Estimated initial value:	The estimated initial value of the securities on the trade date is expected to be between $900.00 and $950.00 per security, which will be less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Risk Factors” in the accompanying free writing prospectus.
CUSIP:	40447DEX2
ISIN:	US40447DEX21
Listing:	The securities will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC.
Free writing prospectus:	https://www.sec.gov/Archives/edgar/data/83246/000110465925095185/tm2524998d534_fwp.htm
*The pricing date, trade date, original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the securities.

$2,500.00
$2,000.00
$1,500.00
$1,000.00
$500.00
$-
Market-Linked Securities
The Underlying Basket
122.50% Upside Participation
$1,000 Stated Principal Amount
Principal Protection Zone
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Payment at Maturity on the Securities
Percentage Change in the Final Basket Level

Basket performance	Return on security*
+50.00%	$1,612.50
+40.00%	$1,490.00
+30.00%	$1,367.50
+20.00%	$1,245.00
+10.00%	$1,122.50
+5.00%	$1,061.25
0.00%	$1,000.00
-10.00%	$1,000.00
-20.00%	$1,000.00
-30.00%	$1,000.00
-40.00%	$1,000.00
-50.00%	$1,000.00
-60.00%	$1,000.00
-80.00%	$1,000.00
-100.00%	$1,000.00

Risk Considerations

It is important for you to understand that this offering summary does not contain all of the material information an investor should consider before investing in the securities, including a more complete description of the risks relating to the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying free writing prospectus.

Risks Relating to the Structure or Features of the securities

•	The securities do not pay interest.
•	The amount payable on the securities is not linked to the level of the basket at any time other than the valuation date.
•	The basket will be unequally weighted and the lower performance of one basket component may offset or mitigate an increase in the other basket components.
•	Correlation (or lack of correlation) among the basket components may adversely affect your return on the securities.

Risks Relating to the Basket Components

•	Investing in the securities is not equivalent to investing in the stocks included in the basket components.
•	Risks associated with non-U.S. companies.
•	The securities will not be adjusted for changes in exchange rates.

General Risk Factors

•	Credit risk of the issuer.
•	The estimated initial value of the securities, which will be determined by us on the trade date, is expected to be less than the price to public and may differ from the market value of the securities in the secondary market, if any.
•	The price of your securities in the secondary market, if any, immediately after the trade date is expected to be less than the price to public.
•	If HSBC Securities (USA) Inc. were to repurchase your securities immediately after the original issue date, the price you receive may be higher than the estimated initial value of the securities.
•	The calculation agent, which is the issuer or one of its affiliates, will make determinations with respect to the securities.
•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.
•	The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.
•	The market price of the securities will be influenced by many unpredictable factors.
•	The securities will not be listed on any securities exchange or automated trading system and secondary trading may be limited.
•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Tax Considerations

You should review carefully the discussion in the accompanying free writing prospectus under the caption “Additional Information About the Securities—Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.

If there is any inconsistency between any terms herein and the free writing prospectus relating to the securities, the free writing prospectus shall prevail. The issuer has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this preliminary free writing prospectus relates. Before you invest, you should read the free writing prospectus, prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at  https://www.sec.gov/edgar/search/. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the free writing prospectus, prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.